PROSPECTUS SUPPLEMENT
(To Prospectus dated March 26, 1998)

                                 $2,000,000,000
                        Morgan Stanley Dean Witter & Co.
                             5 5/8 % NOTES DUE 2004

                             -----------------------

                   Interest payable on January 20 and July 20

                             -----------------------

We will not redeem the notes prior to maturity unless we choose to upon the occurrence of certain events involving U.S. taxation. See "Description of Notes--Tax Redemption" in this prospectus supplement.

                             -----------------------


The notes have been approved for listing on the New York Stock Exchange, Inc. under the symbol "MWD 04."

                             -----------------------


                   PRICE 99.545% AND ACCRUED INTEREST, IF ANY

                             -----------------------


                                    Underwriting Discounts      Proceeds to
                   Price to Public     and Commissions             Company
                   ---------------  ---------------------      -------------

Per Note.....        99.545%                0.350%                99.195%
Total........    $1,990,900,000           $7,000,000          $1,983,900,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the notes to purchasers in registered book-entry form only, through The Depository Trust Company, Cedelbank or Euroclear, as the case may be, on January 20, 1999.

                             -----------------------



                           MORGAN STANLEY DEAN WITTER

ABN AMRO                                                        BARCLAYS CAPITAL
DEUTSCHE BANK                                          DRESDNER KLEINWORT BENSON
FIRST CHICAGO CAPITAL MARKETS, INC.                  FIRST UNION CAPITAL MARKETS
NATIONSBANC MONTGOMERY SECURITIES LLC                                    PARIBAS
SOCIETE GENERALE                              TOKYO-MITSUBISHI INTERNATIONAL PLC

January 12, 1999

                                TABLE OF CONTENTS

                                                                           Page
                                                                           -----

                              Prospectus Supplement

Summary of the Offering......................................................S-3
Description of Notes.........................................................S-5
United States Federal Taxation..............................................S-10
ERISA.......................................................................S-14
Underwriters................................................................S-15

                                   Prospectus

Available Information..........................................................2
Incorporation of Certain Documents by Reference................................2
The Company....................................................................4
Use of Proceeds................................................................4
Consolidated Ratios of Earnings to Fixed Charges and Earnings to
     Fixed Charges and Preferred Stock Dividends...............................5
Description of Debt Securities.................................................5
Description of Warrants.......................................................11
Description of Purchase Contracts.............................................13
Description of Units..........................................................14
Limitations on Issuance of Bearer Securities and Bearer Debt Warrants.........14
Description of Capital Stock..................................................15
Global Securities.............................................................27
Plan of Distribution..........................................................29
Legal Matters.................................................................30
Experts.......................................................................31
ERISA Matters for Pension Plans and Insurance Companies.......................31

                             -----------------------



You should rely only on the information contained in this prospectus supplement and the accompanying prospectus dated March 26, 1998. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.


                             SUMMARY OF THE OFFERING

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer......................................  Morgan Stanley Dean Witter & Co.

Principal Amount............................  $2,000,000,000

Maturity Date...............................  January 20, 2004

Issue Date..................................  January 20, 1999

Issue Price.................................  99.545%

Interest Rate...............................  55/8% per annum

Interest Payment Dates......................  Each January 20 and July 20,
                                              commencing July 20, 1999

Interest Payment Period.....................  Semiannually

Early Redemption............................  We will not redeem the notes unless we choose to upon the
                                              occurrence of certain events
                                              involving U.S. taxation. Please
                                              read the section "Description
                                              of Notes--Tax Redemption" in
                                              this prospectus supplement.

Form........................................  Fully registered global notes in book-entry form.

Minimum Denomination........................  $1,000

CUSIP.......................................  617446DE6

Common Code.................................  9400508

ISIN........................................  US617446DE61

Trustee.....................................  The Chase Manhattan Bank

Delivery and Clearance......................  We will deposit the global notes with The Depository Trust
                                              Company in New York. You may
                                              hold an interest in the global
                                              notes through The Depository
                                              Trust Company, Cedelbank or
                                              Euroclear, directly as a
                                              participant of any such system
                                              or indirectly through
                                              organizations which are
                                              participants in such systems.

How to Reach Us.............................  Our principal executive offices are located at 1585 Broadway,
                                              New York, New York 10036,
                                              telephone number (212)
                                              761-4000.


                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The fiscal year information for 1996, 1995, 1994 and 1993 combines the historical financial information of Dean Witter, Discover & Co. ("Dean Witter Discover") for the years ended December 31, 1996, 1995, 1994 and 1993 with the historical financial information of Morgan Stanley Group Inc. ("Morgan Stanley") for the fiscal years ended November 30, 1996, 1995, 1994 and 1993. Subsequent to the merger of Morgan Stanley with and into Dean Witter Discover on May 31, 1997 (the "Merger"), we adopted a fiscal year end of November 30. The fiscal year information for 1997 reflects the change in fiscal year end. The information for the nine month period ended August 31, 1997 includes the combined unaudited historical financial information of Dean Witter Discover for the six months ended May 31, 1997 and the unaudited historical financial information of Morgan Stanley for the six months ended May 31, 1997.


                                             Nine Months Eded                             Fiscal Year
                                          ----------------------   -------------------------------------------------
                                          August 31,  August 31,
                                             1998       1997        1997       1996       1995       1994       1993
                                          ----------  ---------     ----       ----       ----       ----       ----
Consolidated ratio of earnings to fixed
   charges...............................    1.3        1.4         1.4        1.3        1.3        1.3        1.4

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. For the purpose of calculating the ratio, the fixed charges consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.


                              DESCRIPTION OF NOTES

     The following description of the particular terms of the 55/8% Notes due 2004 (the "Notes") offered hereby (referred to in the prospectus as the "Offered Debt Securities") supplements the description of the general terms and provisions of the Debt Securities set forth in the prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the Senior Debt Indenture referred to in the prospectus.

General

     The Notes will be limited to $2,000,000,000 in aggregate principal amount and will mature on January 20, 2004. The Notes will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company, subject to certain statutory exceptions in the event of liquidation upon insolvency. The Notes will be issued in fully registered form only, in denominations of $1,000 and multiples thereof. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, through the Depositary as described below.

     Each Note will bear interest from January 20, 1999 at the applicable annual rate set forth on the cover page of this prospectus supplement, payable semiannually on January 20 and July 20 (each an "Interest Payment Date"), commencing July 20, 1999, to the person in whose name such Note is registered at the close of business on the preceding January 5 or July 5. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date falls on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date.

     Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

     The Company will not redeem the Notes prior to maturity unless it chooses to upon the occurrence of certain events involving U.S. taxation. See "--Tax Redemption" below.

     The Senior Debt Indenture permits the defeasance of the Notes upon the satisfaction of the conditions described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the prospectus. The Notes are subject to these defeasance provisions.

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Book-Entry, Delivery and Form

     The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary" or "DTC") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Cedelbank ("Cedelbank") or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a bank. Cedelbank holds securities for its customers ("Cedelbank Customers") and facilitates the clearance and settlement of securities transactions between Cedelbank Customers through electronic book-entry transfers between their accounts. Cedelbank provides to Cedelbank Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Cedelbank is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Cedelbank Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Cedelbank's US customers are limited to securities brokers and dealers and banks. Indirect access to Cedelbank is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedelbank Customer.

     Distributions with respect to the Notes held through Cedelbank will be credited to cash accounts of Cedelbank Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

     The Euroclear Operator advises as follows: Under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

     Individual certificates in respect of the Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by the Company within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, the Company will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

     Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Cedelbank, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Cedelbank and within Euroclear and between Cedelbank and Euroclear in accordance with procedures established for these purposes by Cedelbank and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Cedelbank and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Cedelbank, Euroclear and DTC.

     A further description of the Depositary's procedures with respect to the Global Notes is set forth in the prospectus under "Global Securities." The Depositary has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedelbank Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedelbank Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedelbank Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of interests in the Notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Cedelbank Customers or Euroclear Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of interests in the Notes by or through a Cedelbank Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Tax Redemption

     The Notes may be redeemed as a whole, at the option of the Company at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption, if the Company determines that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, the Company has or will become obligated to pay Additional Amounts (as defined below) with respect to such Notes as described below under "Payment of Additional Amounts." Prior to the giving of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an opinion of independent counsel satisfactory to such Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Note were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Such notice will be given in accordance with "Notices" below.

Payment of Additional Amounts

     The Company will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the "Additional Amounts") to the beneficial owner of any Note who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on such Note and any other amounts payable on such Note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. The Company will not, however, be required to make any payment of Additional Amounts to any such beneficial owner for or on account of:

      (a) any such tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation by or on behalf of the beneficial owner of any such Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

      (b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

      (c) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

      (d) any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any Note;

      (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, any Note, if such payment can be made without such withholding by any other Paying Agent in a city in Western Europe;

      (f) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

      (g) any tax, assessment or other governmental charge imposed by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect subsidiary of the Company; or

      (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor shall Additional Amounts be paid with respect to any payment on a Note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Note directly.

     The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Notices

     Notices to holders of the Notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of the Company. Notices given to the Depositary, as holder of the Global Notes, will be passed on to the beneficial owners of the Notes in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Cedelbank and the Euroclear Operator.


                         UNITED STATES FEDERAL TAXATION

     The following summary describes the material United States Federal income and certain estate tax consequences of ownership and disposition of the Notes. This summary provides general information only and is directed solely to original beneficial owners purchasing Notes at the "issue price", that is, the first price to the public at which a substantial amount of the Notes in an issue is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding Notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Persons

     For purposes of the following discussion, "United States person" means a beneficial owner of a Note that is for United States Federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Payments of Interest

     Interest on a Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange or retirement of a Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Note generally will equal the cost of the Note to the United States person.

        In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate United States persons. The Company, its agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Tax Consequences to Non-United States Persons

     As used herein, the term "non-United States person" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Income and Withholding Tax

     Subject to the discussion of backup withholding below:

      (a) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note provides an IRS Form W-8 certifying to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds an interest in the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false. After December 31, 1999 and, in certain circumstances, after December 31, 1998, a new IRS Form W-8 will replace current IRS Forms W-8, 1001 and 4224;

      (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or other disposition of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the beneficial owner is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

      (c) a Note owned by an individual who at the time of death is not, for United States estate tax purposes, a citizen or resident of the United States generally will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and, at the time of such individual's death the income on the Note would not have been effectively connected with a United States trade or business of the individual.

     With respect to the certification requirement referred to in subparagraph
(a), for Notes owned by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 1999 and, in certain circumstances, after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     If a Non-United States person owning a Note is engaged in a trade or business in the United States, and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, such owner, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a United States person. Such an owner may also need to provide a United States taxpayer identification number on the forms referred to in paragraph (a) above in order to meet the requirements set forth above. In addition, if such owner is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Note will be included in the effectively connected earnings and profits of such owner if such interest or gain, as the case may be, is effectively connected with the conduct by such owner of a trade or business in the United States.

     Each owner of a Note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States Federal income tax, interest on the Note may be subject to United States withholding tax at a 30% rate and the owner will not be entitled to any additional amounts from the Company described under the heading "Description of Notes--Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such owner's United States Federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to foreign owners of the Notes. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Notes.

Backup Withholding and Information Reporting

     Under current Treasury Regulations, backup withholding (imposed at the rate of 31%) will not apply to payments made by the Company or a Paying Agent to an owner in respect of a Note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above, are received, provided in each case that the Company or the Paying Agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a Note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a Note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States federal tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or in the case of payments made after December 31, 1999 and, in certain circumstances, payments made after December 31, 1998, a foreign partnership with certain connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Non-United States persons owning Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the owner's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

     The United States Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner's particular situation. Owners should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


                                      ERISA

     The Company and certain affiliates of the Company, including Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley & Co. International Limited ("MSIL") and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., MSIL, DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor (the "DOL");

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and
(ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.


                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated as of the date hereof, the Underwriters named below, for whom MSIL is acting as global representative, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their names below:

                                                                                                    Principal
Name                                                                                             Amount of Notes
-----                                                                                            ---------------
Morgan Stanley & Co. International Limited....................................................$  1,600,000,000
ABN AMRO Bank N.V.............................................................................$     40,000,000
Barclays Bank plc.............................................................................$     40,000,000
Deutsche Bank AG London.......................................................................$     40,000,000
Dresdner Bank AG London Branch................................................................$     40,000,000
First Chicago Capital Markets, Inc............................................................$     40,000,000
First Union Capital Markets, a division of Wheat First Securities, Inc........................$     40,000,000
NationsBanc Montgomery Securities LLC.........................................................$     40,000,000
Paribas.......................................................................................$     40,000,000
Societe Generale..............................................................................$     40,000,000
Tokyo-Mitsubishi International plc............................................................$     40,000,000
                                                                                              ----------------
           Total..............................................................................$  2,000,000,000
                                                                                              ================


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions.

The Underwriters are obligated to take and pay for all of the Notes if any are taken.

     The Underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof (plus accrued interest, if any, from January 20, 1999) and part to certain dealers at a price that represents a concession not in excess of .20% of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters. The aggregate proceeds to the Company are set forth on the cover page hereof before deducting the Company's expenses in offering the Notes. The Company estimates that it will spend approximately $983,875 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page hereof, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle five business days after the date of this prospectus supplement, to specify alternative settlement arrangements to prevent a failed settlement.

     The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     Each Underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither the Company nor any other underwriter shall have responsibility therefor.

     With respect to Notes to be offered or sold in the United Kingdom, each Underwriter and dealer participating in the distribution of such Notes has represented and agreed, or will represent and agree, that: (i) it has not offered or sold, and, prior to the expiry of the period of six months from the issue date of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by the listing rules under Part IV of the Financial Services Act of 1986, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     The Notes have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

     The Notes may not be offered or sold in the Federal Republic of Germany other than in compliance with the provisions of the German Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

     The Notes have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. under the symbol "MWD 04." Trading is expected to commence on the second business day immediately succeeding the date of this prospectus supplement. The Company has been advised by each of the Underwriters that it presently intends to make a market in the Notes as permitted by applicable laws and regulations. None of the Underwriters is obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time by any Underwriter at its sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.

     This prospectus supplement and the accompanying prospectus may be used by MS & Co., MSIL and other affiliates of the Company in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. MS & Co., MSIL and such other affiliates of the Company may act as principal or agent in such transactions.

     Each of MS & Co. and MSIL is a wholly-owned subsidiary of the Company. MS & Co.'s participation in the offering of the Notes will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     The Underwriters in the United States do not intend to confirm sales to accounts over which they exercise discretionary authority.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering of the Notes, creating a short position in the Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, in the offering of the Notes, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Notes in the offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.